EXHIBIT (a)(5)

NOTICE TO PREFERRED STOCKHOLDERS

TerreStar Corporation

and

TerreStar Networks Inc.

Offers to Exchange the Original Securities for the Exchange Securities
Set Forth in the Table below
and
Solicitation of Consents for Amendments to the Series B
Preferred Certificate of Designations

The Original Securities		The Exchange Securities

1.	All outstanding shares of Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) of TerreStar Corporation (“TSC”) for	Up to 90,000 shares of Series F Preferred Stock (“Sub Series F Preferred”) of TerreStar Holdings Inc. (“Holdings”)

2.	All outstanding shares of Series B Cumulative Convertible Preferred Stock (“Series B Preferred”) of TSC for	Up to 318,500,000 shares of Sub Series F Preferred of Holdings

3.	All outstanding shares of Series E Junior Participating Preferred Stock of TSC (“Series E Preferred”) for	Up to 300,000 shares of Series G Junior Preferred Stock of Holdings (“Sub Series G Preferred”)

The Exchange Offers and Solicitation will expire at 5:00 p.m., New York City time, on April 2 , 2010, unless extended or earlier terminated (the “Expiration Time”). Withdrawal rights for tenders of each series of Original Securities and withdrawal rights for Consents will expire at the Expiration Time. All capitalized terms that are not defined above have the meanings given them below in this Offering Memorandum.

To Our Clients:

Enclosed for your consideration is the Offering Memorandum dated November 16, 2009 (the “Offering Memorandum”) of TerreStar Corporation, a Delaware corporation (“TSC”), TerreStar Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of TSC (“Holdings”), and TerreStar Networks Inc., a Delaware corporation and an indirect and majority-owned subsidiary of TSC (“TSN” and together with TSC and Holdings, the “Companies”) and a Letter of Transmittal which together describes TSC’s and Holding’s offers to exchange (each, an “Exchange Offer” and collectively, the “Exchange Offers”) (i) all outstanding shares of Series A Preferred for up to 90,000 shares of Sub Series F Preferred, (ii) all outstanding shares of Series B Preferred for up to 318,500 shares of Sub Series F Preferred and (iii) all outstanding shares of Series E Preferred for up to 300,000 shares of Sub Series G Preferred.  Additionally, TSN and TSC propose to amend all outstanding $167.0 million (as of September 30, 2009) aggregate principal amount of 6.5% Senior Exchangeable PIK Notes due 2014 (the “6.5% Notes”) in the form of a supplemental indenture (the “6.5% Notes Supplement”) to the indenture governing the 6.5% Notes (the “6.5% Notes Indenture”) upon the receipt of requisite consents.  In connection with the Exchange Offers, Holdings will issue 150,000 shares of the Sub Series G Preferred to each of (i) EchoStar Corporation or its affiliates and (ii) Harbinger Capital Partners or its affiliates (“Harbinger”), for a total additional issuance of 300,000 shares of Sub Series G Preferred, in exchange for their waiver of certain Fundamental Corporate Transaction Approval Rights, as set forth in the applicable certificates of designation in respect of the Exchange Offers, as holders of TSC’s Series C Preferred Stock and TSC’s Series D Preferred Stock and holders of TSN’s Series A Preferred Stock and TSN’s Series B Preferred Stock and their rights under their respective Right of First Offer Agreement, as discussed in the OM.

In connection with the Exchange Offers, TSC is hereby soliciting consents for certain proposed amendments to the certificate of designations of the Series B Preferred (the “Series B Preferred Amendments”), which certificate governs the terms of the Series B Preferred.  Additionally, in connection with the 6.5% Notes Supplement, TSC and TSN are hereby soliciting certain amendments to the 6.5% Notes Indenture (the “6.5% Notes Amendments,” and, together with the Series B Preferred Amendments, the “Proposed Amendments”).  Also, TSC, TSN and Holdings are soliciting consents for the approval of the Exchange Offers and Solicitation by certain holders of the 6.5% Notes (the “6.5% Noteholders’ Approval”).  While the 6.5% Notes held by TSN and any affiliate of TSN are to be disregarded for the purposes of consents, TSC and TSN have determined that the consent of Harbinger and/or its affiliates will nonetheless be sought for purposes of the 6.5% Notes Amendments as Harbinger has rights as a holder of the 6.5% Notes that are different from other holders of the 6.5% Notes, which rights will be affected by the 6.5% Notes Amendment.  Therefore TSC, TSN and Holdings will not effect the 6.5% Notes Supplement containing the 6.5% Notes Amendments without consents from Harbinger.  For purposes of this Notice to Preferred Stockholders we refer to the solicitation for the 6.5% Noteholders’ Approval and the Proposed Amendments as the “Solicitation,” and, together with the Exchange Offers, the “Exchange Offers and Solicitation.”  In the event we have obtained the requisite consents and have obtained the other consents and approvals that are conditions to the consummation of the Exchange Offers and Solicitation, holders of the Series B Preferred that do not furnish consents will nevertheless have their Series B Preferred amended, which shares will become shares of the Parent Amended Series B Preferred of TSC, and holders of the 6.5% Notes that do not furnish consents will nevertheless have their 6.5% Notes amended and will be bound by the 6.5% Notes Amendments.

The tender of shares of Series B Preferred pursuant to the Exchange Offers and in accordance with the procedures described in the Offering Memorandum will constitute the delivery of a Consent to the Proposed Amendments with respect to the shares of Series B Preferred tendered.  Holders may not tender their Series B Preferred without delivering their consents pursuant to the Solicitation and may not deliver their consents without validly tendering their Series B Preferred pursuant to the Exchange Offers.  A valid withdrawal of tendered Series B Preferred prior to the Expiration Time will constitute the concurrent valid withdrawal of such undersigned’s related Consent and a valid withdrawal of consents will constitute the concurrent valid withdrawal of such undersigned’s related tendered Series B Preferred.  In order for the undersigned to validly withdraw a Consent, the undersigned must validly withdraw the related tendered Series B Preferred.

The enclosed material is being forwarded to you as the beneficial owner of Original Securities carried by us for your account or benefit but not registered in your name. An exchange of any Original Securities may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Original Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Original Securities in the Exchange Offers and Solicitation.

Accordingly, we request instructions as to whether you wish us to exchange any or all such Original Securities held by us for your account or benefit, pursuant to the terms and conditions set forth in the Offering Memorandum and Letter of Transmittal. We urge you to read carefully the Offering Memorandum and Letter of Transmittal before instructing us to exchange your Original Securities.

Your instructions should be forwarded to us as promptly as possible in order to permit us to exchange Original Securities on your behalf in accordance with the provisions of the Exchange Offers and Solicitation. The Exchange Offers and Solicitation expire at the Expiration Time, unless extended. The term “Expiration Time” shall mean 5:00 p.m., New York City time, on April 2 , 2010, unless the Exchange Offers and Solicitation are extended as provided in the Offering Memorandum, in which case the term “Expiration Time” shall mean the latest date and time to which the Exchange Offers and Solicitation are extended. A tender of Original Securities may be withdrawn at any time prior to the Expiration Time.

Your attention is directed to the following:

1.	The Companies will issue the Exchange Securities as set forth in the Offering Memorandum.

2.
THE EXCHANGE OFFERS AND SOLICITATION ARE SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFERS AND SOLICITATION—CONDITIONS OF THE EXCHANGE OFFERS AND SOLICITATION” IN THE OFFERING MEMORANDUM.

3.	The Exchange Offers and Solicitation will expire at the Expiration Time.

4.	Withdrawal rights for tenders of each series of Original Securities and withdrawal rights for consents will expire at the Expiration Time.

5.	The Companies have agreed to pay the expenses of the Exchange Offers and Solicitation.

6.
Any transfer taxes incident to the transfer of Original Securities from the tendering holder to us will be paid by the Companies, except as provided in the Offering Memorandum and the Letter of Transmittal.

The Exchange Offers and Solicitation are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Securities residing in any jurisdiction in which the making of the Exchange Offers and Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your Original Securities held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Original Securities held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offers and Solicitation of Terrestar Corporation and Terrestar Networks Inc.

This will instruct you to tender for exchange the aggregate amount of Original Securities indicated below (or, if no aggregate amount is indicated below, all Original Securities) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Offering Memorandum and the Letter of Transmittal.

Aggregate Amount of Original Securities to be tendered for exchange:

*I (we) understand that if I (we) sign this instruction form without indicating an aggregate amount of the Original Securities in the space above, all Original Securities held by you for my (our) account will be tendered for exchange.

Signature(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code

Date:

Area Code and Telephone Number

Taxpayer Identification or Social Security No.